Exhibit 99.1

Coach Reports Second Quarter Earnings Per Share of $0.69: Up 38% and Ahead of Expectations; Raises Guidance for FY05; Company Declares Two-for-One Stock Split

    NEW YORK--(BUSINESS WIRE)--Jan. 25, 2005--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a 38% increase in earnings per diluted share to $0.69 for its second fiscal quarter ended January 1, 2005. This substantial increase in earnings from the prior year's second quarter reflected a 29% gain in net sales combined with operating margin improvement. In the second quarter, net sales were $532 million, 29% higher than the $412 million reported in the same period of the prior year. Net income rose 41% to $134 million, or $0.69 per share, compared with $95 million, or $0.50 per share the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.68 per share.
    Coach also announced today that its Board of Directors authorized a two-for-one split of the Company's Common Stock, to be effected in the form of a special dividend of one share of the Company's Common Stock for each share outstanding. Coach currently has approximately 189 million shares of Common Stock outstanding, which will increase to approximately 378 million shares after the stock split. The additional shares issued as a result of the stock split will be distributed on or about April 4, 2005 to stockholders of record on March 21, 2005.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our excellent second quarter results continued to reflect Coach's expanding market share driven by our distinctive brand proposition, relevant and innovative product and consumer-centric nature. This strength was evidenced throughout all channels of our business and across all geographies as consumers enthusiastically embraced our holiday assortment. Our profitability improvement highlights our ability to further achieve gross margin expansion and to leverage our expenses as our sales base increases. Also, we're pleased to announce a two-for-one stock split, which will make our shares more accessible to individual investors and increase our market liquidity."
    During the quarter, gross profit rose 32% to $403 million from $305 million a year ago. Gross margin expanded by 160 basis points from 74.2% to 75.8%, primarily due to shifts in product and channel mix. SG&A expenses as a percentage of net sales declined to 33.8%, a 130 basis point decrease from the 35.1% reported in the year-ago quarter, primarily due to leveraging the higher sales.
    For the six months ended January 1, 2005, net sales were $876 million, up 31% from the $670 million reported in the first six months of fiscal 2004. Net income rose to $202 million, up 47% from the $138 million reported a year ago.
    Second fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, increased 30% to $307 million from $237 million last year. Comparable store sales for the quarter rose 16.5%, with retail stores up 13.9% and factory store sales up 20.7%. Internet sales also rose sharply, contributing to this segment's growth.

    -- Indirect sales rose 29% to $225 million from $174 million in the same period last year. All indirect businesses, including Coach Japan, U.S. department stores, and international wholesale contributed to this significant increase.

    Mr. Frankfort added, "We believe that it's worth mentioning that U.S. full price comparable store sales have increased at a double-digit rate in each of the last twelve consecutive quarters which clearly speaks to the sustainability of our growth. In our indirect segment, sales at Coach Japan grew 40%, or about 35% in yen terms, in the second quarter as we continued to grow market share rapidly. Our growth in Japan was fueled by new flagship and retail store openings, expansions, and by high-single-digit comparable location sales gains. In U.S. department stores, POS sales rose over 30% from prior year levels in the quarter as Coach's share of the fast-growing U.S. premium handbag and women's accessory market continues to expand."
    During the second quarter of fiscal 2005, the company opened six Coach retail stores, bringing the total to 185 retail stores and 81 factory stores at January 1, 2005. In addition, five retail stores and one factory store were relocated and expanded. In Japan, Coach opened four new retail locations including the first Osaka and Sendai flagship stores, and expanded a fifth retail location.
    Across all businesses, handbags and women's accessories continued to drive our business results. The Legacy Soft Duffle and Gallery Tote groups were key handbag initiatives during the quarter and were instant successes, as was Quilted Signature, while collections such as Soho Leather and Hamptons Leather continued to perform well. New for holiday was Madison, our first evening collection, which was very well received and represents a year-round opportunity for Coach."
    "Our holiday trends have continued through January with strong response to the transitional and early spring offering including pebbled leather, in the Hamptons collection, as well as the new, playful "Dot" group collection of totes, demis and updated spring accessories," Mr. Frankfort added. "Arriving this week will be a fresh interpretation of Soho in pastel shades and Gallery Totes in the popular Signature pattern. For March, we're introducing a significantly expanded and updated Hamptons Weekend collection that will include hobos, backpacks and satchels, and which has been performing very strongly in pilot. As part of this collection we will be adding Hamptons Scribble, a chic, whimsical and colorful interpretation of our Signature pattern."
    "This spring, as planned, we will add up to 9 more retail stores in the U.S., bringing the total to about 20 new retail stores in fiscal 2005. We will also be adding at least two new locations in Japan during the second half, for a full year total of at least ten new locations. New store openings planned in Japan this spring include the recently announced Nagoya flagship, a 7,800 square foot store which will be the first free-standing building, uniquely constructed for, and occupied by Coach, anywhere in the world."
    "We're extremely pleased with the vibrancy of the Coach brand. Our diversified and loyal customer franchise continues to grow while we obtain a larger share of her accessory wardrobe. We're confident that our proven growth strategies will enable us to rapidly build additional market share in the years ahead," Mr. Frankfort concluded.
    The company now estimates full fiscal year 2005 sales of over $1.66 billion, an increase of at least 26% from prior year, with earnings per share of at least $1.87, and an operating margin of more than 36%, compared with analysts' current consensus estimate of $1.84. This reflects second half sales of at least $790 million, up 21% and earnings per share of at least $0.83, up 30% from the $0.64 reported for the same period in fiscal 2004 and above the analysts' consensus estimate of $0.82.
    Coach will host a conference call to review these results at 8:30 a.m. (EST) today, January 25, 2005. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon that day, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             --------------------------------------------
                 For the Quarters and Six Months Ended
                 January 1, 2005 and December 27, 2003
                 -------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                                 QUARTER ENDED     SIX MONTHS ENDED
                              ------------------- -------------------
                              January   December  January   December
                                  1,       27,        1,       27,
                                2005      2003      2005      2003
                               --------  --------  --------  --------

Net sales                     $531,759  $411,513  $875,824  $669,888

Cost of sales                  128,791   106,370   214,682   176,836
                               --------  --------  --------  --------

Gross profit                   402,968   305,143   661,142   493,052

Selling, general and
 administrative expenses       179,833   144,439   326,572   260,723
                               --------  --------  --------  --------

Operating income               223,135   160,704   334,570   232,329

Interest income, net             3,469       466     5,979       871
                               --------  --------  --------  --------

Income before income taxes
 and minority interest         226,604   161,170   340,549   233,200

Income taxes                    86,109    60,445   129,408    87,453

Minority interest, net of tax    6,372     5,287     9,293     7,980
                               --------  --------  --------  --------

Net income                    $134,123  $ 95,438  $201,848  $137,767
                               ========  ========  ========  ========

Net income per share

 Basic                        $   0.71  $   0.52  $   1.07  $   0.75
                               ========  ========  ========  ========

 Diluted                      $   0.69  $   0.50  $   1.03  $   0.72
                               ========  ========  ========  ========

Shares used in computing
 net income per share

 Basic                         189,677   185,231   189,433   184,418
                               ========  ========  ========  ========

 Diluted                       195,257   191,985   195,100   191,480
                               ========  ========  ========  ========



                            COACH, INC.
                            -----------
                CONDENSED CONSOLIDATED BALANCE SHEETS
                -------------------------------------
        At January 1, 2005, July 3, 2004 and December 27, 2003
        ------------------------------------------------------
                            (in thousands)
                            --------------

                                     January      July       December
                                        1,          3,          27,
                                      2005        2004         2003
                                    ----------  ----------  ----------
                                   (unaudited)             (unaudited)
ASSETS

Cash, cash equivalents and short
 term investments                  $  526,629  $  434,443  $  372,775
Receivables                           121,749      55,724      94,452
Inventories                           190,856     161,913     157,226
Other current assets                   71,644      53,536      51,548
                                    ----------  ----------  ----------

Total current assets                  910,878     705,616     676,001

Property and equipment, net           171,959     148,524     132,353
Long term investments                 275,039     130,000           -
Other noncurrent assets                49,260      44,518      52,928
                                    ----------  ----------  ----------

Total assets                       $1,407,136  $1,028,658  $  861,282
                                    ==========  ==========  ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable                   $   68,489  $   44,771  $   55,176
Accrued liabilities                   218,883     135,353     143,061
Subsidiary credit facilities           50,461       1,699      34,432
Current portion of long-term debt         150         115         115
                                    ----------  ----------  ----------

Total current liabilities             337,983     181,938     232,784

Long-term debt                          3,270       3,420       3,420
Other liabilities                      28,930      20,816       5,274

Minority interest, net of tax          49,491      40,198      30,135

Stockholders' equity                  987,462     782,286     589,669
                                    ----------  ----------  ----------

Total liabilities and stockholders'
 equity                            $1,407,136  $1,028,658  $  861,282
                                    ==========  ==========  ==========



    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618